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                                  Exhibit 11
                                  ----------
                Statements of Computation of Earnings Per Share
                -----------------------------------------------

                                                      Three Months Ended
                                                      ------------------
                                                          December 31,
                                                 -----------------------------
                                                       1997         1996
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Basic Earnings Per Share:
-------------------------
Weighted average shares outstanding                 7,735,619     7,115,862
                                                   ==========    ==========

Net income                                         $3,623,829    $2,965,737
Preferred stock dividend                                    -      (112,763)
                                                   ----------    ----------
Net income applicable to
  common stockholders                              $3,623,829    $2,852,974
                                                   ==========    ==========

Earnings per common share                          $      .47    $      .40
                                                   ==========    ==========

Diluted Earnings Per Share:
---------------------------
Weighted average shares outstanding                 7,735,619     7,115,862
Options outstanding                                   294,961       253,149
Average exercise price                             $    13.24    $    10.54
                                                   ----------    ----------
Proceeds from the assumed exercise
  of options outstanding                           $3,905,284    $2,668,190
Closing/average market price per share             $    32.00    $    18.46
                                                   ----------    ----------
Assumed shares repurchased                            122,040       144,539
                                                   ----------    ----------
Common stock equivalents of options
  outstanding                                         172,921       108,610
Assumed conversion of outstanding
  preferred stock (1)                                       -       538,664
                                                   ----------    ----------
Weighted average shares outstanding
 (including common stock equivalents)               7,908,540     7,763,136
                                                   ==========    ==========

Net income                                         $3,623,829    $2,965,737
                                                   ==========    ==========

Earnings per common share                          $      .46    $      .38
                                                   ==========    ==========

(1)  Potential dilution relating to preferred stock is calculated as follows:

     Average Series B Preferred stock outstanding           -   $ 7,541,296
     Conversion price                                       -   $     14.00
                                                                -----------
     Potentially dilutive shares                            -       538,664
                                                                ===========









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